EXHIBIT 10.11

                           JOINT EXPLORATION AGREEMENT

     This Joint Exploration Agreement (the "Agreement") is made as of the 8th day of December, 1997 by and between Comstock Offshore, LLC, a Nevada limited liability company ("Comstock") and Bois d'Arc Resources, a Louisiana partnership ("Bois d'Arc") of Wayne L. Laufer ("Laufer") and Gary W. Blackie ("Blackie").

     WHEREAS, Comstock and Bois d'Arc desire to enter into a joint exploration program with respect to certain oil and gas prospects identified by Bois d'Arc.

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. With respect to the three prospect areas identified on Exhibit A attached hereto (collectively, the "Phase I Areas"), Comstock shall have the right to review and participate therein. In the event Comstock elects to participate in any such prospect within the Phase I Areas (a "Phase I Prospect"), it shall notify Bois d'Arc of its intent to participate therein no later than January 15, 1998. Comstock shall reimburse Bois d'Arc for 50% of seismic data acquisition and geological/geophysical data and leasehold acquisition costs (collectively, the "Exploration Costs") incurred by Bois d'Arc with respect to each Phase I Area in which it elects to participate and Bois d'Arc shall assign to Comstock a 40% interest in each Phase I Prospect within such Phase I Area; provided that Bois d'Arc shall have the right to retain a 2% of 8/8ths overriding royalty interest therein. Comstock shall be responsible for 50% of the drilling costs before casing point relating to the initial test well for each such Phase I Prospect it elects to participate in and thereafter, 40% of all further costs. With respect to the three prospect areas identified on Exhibit A, Comstock agrees to participate in either all or none of the Phase I Prospects within each of the Phase I Areas.

     2. For a period of five (5) years, commencing on January 1, 1998 (the "Development Period"), Bois d'Arc shall be responsible for identifying ideas for oil and gas prospects within the state coastal waters of Louisiana and Texas and corresponding federal offshore waters (the "Region"); provided, however the Region shall exclude the existing areas of mutual interest previously entered into by Bois d'Arc and identified on Exhibit B attached hereto. Bois d'Arc shall present such ideas, together with recommendations on 3-D seismic testing, to Comstock for review and consideration. In the event Comstock elects to further pursue a prospect idea presented to it, Comstock and Bois d'Arc shall agree upon an area of mutual interest ("AMI") to further develop the prospect ideas. Comstock shall have a period of 30 days following presentation to either elect to further pursue such prospect idea or to decline participation. Comstock's decision shall be delivered to Bois d'Arc in writing. If Comstock declines to participate in an idea presented to it, Bois d'Arc shall have the right to pursue such idea on its own and shall have no further obligation to Comstock under this Agreement with respect to such matter.

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     3. With respect to any  particular  AMI, the parties shall acquire  seismic data relating thereto, with Comstock being responsible for 80% and Bois d'Arc 20% of the costs therefor. Bois d'Arc shall assign the seismic data acquisition and other upfront costs to each Phase II Prospect. Based upon the seismic data, Bois d'Arc shall present to Comstock in writing identified prospects within the AMI ("Phase II Prospects") and Comstock shall have a period of 30 days to elect in writing to participate in each such Phase II Prospect so identified. If Comstock does not elect to participate in a Phase II Prospect and Bois d'Arc elects to pursue such Phase II Prospect, Bois d'Arc shall pay to Comstock an amount equal to Comstock's share of the Exploration Costs incurred with respect to such Phase II Prospect. The parties agree that during the first 24 months of the Development Period they will use their best efforts to spend not less than $5,000,000 on seismic data (the "Seismic Cost Commitment"). In the event the parties elect to pursue a Phase II Prospect, Comstock shall be responsible for 80% and Bois d'Arc 20% of the leasehold acquisition costs and any additional Exploration Costs.

     4. With respect to any Phase II Prospects generated within the AMI, Comstock shall be assigned a 33% interest and Bois d'Arc a 67% interest therein. Bois d'Arc shall have the right to retain a 2% of 8/8ths overriding royalty interest in each such Phase II Prospect. If Comstock elects not to participate in the drilling of the initial test well on a Phase II Prospect, Bois d'Arc will have the right, but not the obligation, to acquire Comstock's interest in such Phase II Prospect for its own account for an amount equal to Comstock's share of the seismic and up front costs assigned to such Phase II Prospect.

     5. All drilling and related costs with respect to development of the Phase II Prospect shall be shared by Comstock and Bois d'Arc proportionately based on their respective interest in such Phase II Prospects. If a party elects not to participate in the completion of the initial test well for a Phase II Prospect, it shall have no further rights or interest in such Phase II Prospect. Bois d'Arc Operating Corporation, or any other entity selected and controlled by Laufer and Blackie, will be named operator of each Phase II Prospect, which will be governed by an AAPL 610 Joint Operating Agreement similar to the Joint Operating Agreement dated December 4, 1995 for the Snapper Prospect, except that operating fees will be at current industry rates.

     6. Bois d'Arc agrees to provide Comstock with full access, in Bois d'Arc's offices, to all seismic data relating to the prospects hereunder or, if not permitted to do so, shall share with Comstock on the basis provided in Section 3 above the cost for Comstock to obtain a partner's license in order to evaluate the prospects.

     7. Bois d'Arc shall give Comstock a right of first refusal on the sale to a third party of any of its 67% interest in a Phase II Prospect; provided that such right shall be limited such that Comstock may not own more than a 45% interest in any Phase II Prospect; provided, further, that such right of first refusal shall not apply to the extent the sale is to parties that participated with Bois d'Arc prior to the date of this Agreement in the area of mutual interest identified on Exhibit B. Comstock shall acquire any such additional interest on the same terms as such interest is offered to a third party. Bois d'Arc agrees that it will retain not less than a 25% interest in each such Phase II Prospect in which Comstock has retained a 33% or greater interest. In connection with a sale to a third party of an interest in a Phase II Prospect, all proceeds received as reimbursement of Exploration Costs shall be distributed 80% to Comstock and 20% to Bois d'Arc. Such proceeds will consist of cash reimbursement only and will not include (i) any overriding royalty interest,
(ii) carried working interest retained by Bois d'Arc or (iii) any prospect generation fee charged to third parties, which prospect fee shall not exceed $200,000 per prospect (on an 8/8ths basis).

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     8. At the time the first well on a Phase II Prospect  is either  spudded or the Phase II Prospect is sold to a third party, any Exploration Costs previously incurred which have been allocated to such Phase II Prospect that have not been recovered in connection with a sale of an interest therein to a third party, as provided in Section 7 above, will be reallocated based on the ratio of Comstock's and Bois d'Arc's respective working interests to each others retained working interest in the Phase II Prospect.

     9. Comstock shall cause Comstock Resources, Inc. ("CRI") to issue to Bois d'Arc warrants entitling it to acquire up to 1,000,000 shares of common stock, $.50 par value ("Common Stock"), of CRI (the "Warrants"). The exercise price for shares of Common Stock shall be the closing price of the Common Stock, as reported by the New York Stock Exchange, on the date of this Agreement. The Warrants shall vest (and the number of shares of Common Stock that may be acquired pursuant to exercise of the Warrants) as follows: 50,000 shares shall vest each such time that Comstock agrees to set production casing on the initial test well or a substitute therefor with respect to a Phase II Prospect; provided, however, that in no event shall the number of shares that may be acquired hereunder exceed 1,000,000. All Warrants that vest shall terminate on December 31, 2007. Any Warrants that have not vested by January 1, 2005 shall terminate on such date. CRI shall deliver to Bois d'Arc a warrant agreement and certificate evidencing the Warrants issued hereunder in a form satisfactory to the parties.

     10. Bois d'Arc, Wayne L. Laufer and Gary W. Blackie each agree that they will not, directly or indirectly, develop any properties in the Region during the Development Period other than pursuant to the terms of this Agreement, unless Comstock elects not to participate with Bois d'Arc as provided herein.

     11. In the event that Comstock fails to fund its share of expenditures hereunder within 45 days of the receipt of an invoice for such expenditures, in addition to any other remedies available to Bois d'Arc hereunder, Bois d'Arc shall have the right to terminate this Agreement with respect to future development in the Region. Upon termination of this Agreement, the AMI will consist solely of that area over which 3-D seismic data has been acquired under the terms of Section 3 above. Except as otherwise provided herein, this Agreement shall terminate at the expiration of the five year period set forth in
Section 2 above. Each AMI created hereunder will terminate two years after termination of this Agreement.

     12. This Agreement is not intended to create a partnership or similar relationship between Comstock and Bois d'Arc. Except as specifically provided herein, neither party shall have the authority to enter into any agreement on behalf of the other party without such other party's prior written approval.



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     13. If any  provision of this  Agreement is held to be illegal,  invalid or unenforceable, the legality, validity and enforceability of the remaining provisions hereof shall not be affected thereby.

     14. Neither party shall disclose the terms of this Agreement without the written consent of the other party hereto; provided, however, that Comstock may make such public disclosures as may be required in the opinion of counsel to comply with applicable federal and state securities laws. Comstock agrees to provide to Bois d'Arc written notice of and copies of any press releases prior to making any such public announcement.

     15. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Texas.

     16. This Agreement embodies the entire agreement between Bois d'Arc and Comstock relating to the subject matter hereof and supersedes all prior agreements, written or oral.

     17. This Agreement shall not be amended unless in writing signed by both parties.

     18. This Agreement shall be binding upon and inure to the benefit of Bois d'Arc and Comstock and their respective successors, assigns and legal representatives. Neither party shall assign this Agreement or any rights hereunder without the prior written consent of the other party. Notwithstanding the foregoing, Bois d'Arc shall have the right to assign this Agreement and all rights and obligations hereunder to an entity controlled by Laufer and Blackie. For purposes hereof, an entity shall be controlled by Laufer and Blackie if Laufer and Blackie own, directly or indirectly, in the aggregate 100% of the ownership interest in such entity.

     19. This Agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one instrument.

     20. Each party agrees to perform,  execute and deliver any such  additional
documents  as  may   reasonably   be  requested  to  consummate  or  effect  the
transactions contemplated hereby.

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     IN WITNESS WHEREOF,  the undersigned have executed this Agreement as of the date written above.

                             COMSTOCK OFFSHORE, LLC

                             By:/s/M.JAY ALLISON
                             -------------------------
                             M. Jay Allison, President


                              BOIS D'ARC RESOURCES

                              By:/s/WAYNE L. LAUFER
                              ---------------------
                              Wayne L. Laufer
                              Partner

                              By:/s/GARY W. BLACKIE
                              ---------------------
                              Gary W. Blackie
                              Partner


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